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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

         (Check One):  X Form 10-K    Form 20-F    Form 11-K    Form 10-Q
                      ---          ---          ---          ---
                                    Form N-SAR
                                 ---

                       For period Ended: June 30, 2000

                       (  ) Transition Report on Form 10-K

                       (  ) Transition Report on Form 20-F

                       (  ) Transition Report on Form 11-K

                       (  ) Transition Report on Form 10-Q

                       (  ) Transition Report on Form N-SAR

                       For the Transition Period Ended: ________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _________________________________


                        PART I -- REGISTRANT INFORMATION

                             I-Transaction.net Inc.
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                             Full Name of Registrant

                              Phoenix Summus Corp.
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                            Former Name if Applicable

                                934 The East Mall
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             Address of Principal Executive Office (Street and Name)

                           Etobicoke, Ontario, M9B 6J9
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                            City, State and Zip Code



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PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expanse and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense,

X   (b) The subject annual report, semi-annual report, transition report on
        Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



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PART III -- NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 20-f, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

    The Company has been notified by its auditor that additional time is required to complete the year-end audit. The additional time is required as the auditor was recently engaged by the Company.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this information


       Thomas Weisner                  416                    620-8348
            Name                   (Area Code)           (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                   X YES    NO
                                  ---    ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                      YES  X NO
                                   ---    ---

    If so attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             I-Transaction.net Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2000        By: /s/ Thomas Weisner
                                        --------------
                                        Thomas Weisner, Chief Operating Officer